                                                                   Exhibit No. 5

                             Goldstein & DiGioia LLP
                              369 Lexington Avenue
                               New York, New York
                                Tel. 212-599-3322
                                Fax. 212-557-0295


                                                        June 14, 2002

Cash Technologies, Inc.
1434 West 11/th/ Street
Los Angles, California 90015

          Re:   Cash Technologies, Inc.
                Registration Statement on Form S-8

Ladies/Gentlemen:

          We have reviewed the Registration Statement on Form S-8, filed on June 14, 2002, (the "Registration Statement"), under the Securities Act of l933, as amended (the "Act"), by Cash Technologies, Inc., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the 75,000 shares of Common Stock for resale as described therein under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

     This opinion has been rendered with respect to 75,000 shares of common stock (the "Shares") being offered by the Selling Security holder as described in the Registration Statement.

     In connection with the opinions rendered herein, we have examined the Certificate of Incorporation of the Company, its By-Laws and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing and in good standing under the laws of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

          2. The Company has an authorized capitalization of 20,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share.

          3. The issuance of the Shares has been duly authorized by the Board of Directors and are validly issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

     Members of the firm of Goldstein & DiGioia LLP own options to purchase 50,000 shares of Common Stock of Cash Technologies, Inc.

                                          Very truly yours,

                                          /s/ Goldstein & DiGioia, LLP

                                          GOLDSTEIN & DIGIOIA, LLP